Exhibit 99.1

Final Transcript

CHART INDUSTRIES, INC: Q2 2012 Earnings Call

August 2, 2012/10:30 a.m. EDT

SPEAKERS

Michael Biehl—Executive Vice President, CFO, Treasurer

Sam Thomas—Chairman, President, CEO

ANALYSTS

Jeff Spittel—Global Hunter Securities

Eric Stine—Craig-Hallum

Rob Brown—Lake Street

Chase Jacobson—William Blair

Greg McKinley—Dougherty & Company

Jagadish Iyer—Piper Jaffray

Martin Malloy—Johnson Rice

PRESENTATION

Coordinator	Good morning and welcome to the Chart Industries, Inc. 2012 Second Quarter Earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. As a reminder, today’s call is being recorded.

You should have already received the company’s earnings release that was issued earlier this morning. If you have not received the release, you may access it by visiting Chart’s website at www.chartindustries.com. A telephone replay of today’s broadcast will be available following the

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conclusion of the call until Friday, August 17th. The replay information is contained in the company’s earnings release.

Before we begin, the company would like to remind you that statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statement. For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the company’s earnings release and latest filings with the SEC. These filings are available through the investor relations section of the company’s website, or through the SEC website, www.sec.gov. The company undertakes no obligation to update publicly or revise any forward-looking statement.

I would now like to turn the conference call over to Mr. Michael Biehl, Chart Industries’ Executive Vice President, CFO and Treasurer. You may begin your conference.

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M. Biehl	Thank you, Maureen. Good morning, everyone. I’d like to thank all of you for joining us today. I’ll begin by giving you a brief overview of our second quarter results. Then, Sam Thomas, our Chairman, President and CEO, will provide highlights from the second quarter and comments on current market and order trends we see in each of our business segments. I’ll finish up then by commenting on our outlook for the remainder of 2012.

We reported net income for the second quarter of 2012 of $17.9 million, or $0.59 per diluted share. Second quarter earnings would have been $0.57 per diluted share excluding $1.1 million of favorable net earn-out adjustments related to prior acquisitions partially offset by a non-cash impairment charge and the write-off of deferred financing fees associated with the credit facility amendment.

Due to higher forecasted costs and a delayed biomedical product launch, a prior acquisition earn-out liability was reversed as it was determined that the required gross profit targets would no longer be met. This provided a net $4.4 million dollar benefit in the quarter, reflecting the net impact of our quarterly assessment of all of our prior acquisition earn-outs. In addition, we also took an impairment charge for the elimination of in-process research and development intangible assets established in the

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opening balance sheet related to this prior acquisition. As a result, an impairment charge of $3.1 million was taken on these assets in the quarter.

The current quarter’s performance compares to second quarter 2011 net income of $10.6 million, or $0.35 per diluted share. Second quarter 2011 earnings would have been $0.41 per share excluding $2.8 million of restructuring costs associated with acquisitions.

I’d also like to point out that currency losses were $1.8 million during the quarter, or $0.04 per diluted share. Excluding the currency impact, adjusted earnings would have been $0.61 per diluted share in the quarter. The euro volatility particularly impacted our BioMedical business, which largely manufactures in the U.S., but sells approximately 45% of its product in Europe.

Sales for the quarter were $240 million, which represents a new quarterly record and an increase of 20%, compared to net sales of $201 million a year ago.

Our gross profit for the quarter was $74.1 million, or 30.9% of sales, compared with $62.3 million, or 31.1% of sales, a year ago. We expect

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additional ramp-up costs as we continue to expand capacity globally to persist through the remainder of 2012 and into 2013.

With respect to the Energy & Chemicals or E&C business, sales increased 57% to $77.1 million in the second quarter as large baseload projects are progressing as expected. As a reminder, our E&C business recognized the majority of its revenues on a percentage of completion basis. Gross margins improved to 30.2% in the first quarter compared to 29.0% in the same quarter of last year. The improvement is encouraging and reflects higher production throughput and improved pricing in the quarter. This completely offset higher training costs as E&C continues to hire new welders and engineers.

In Distribution & Storage or our D&S business, sales increased 12% year over year to $113.4 million in the second quarter driven by notable demand for LNG equipment, especially mobile equipment and bulk storage tanks. The acquisition of GOFA, which closed in the third quarter of 2011, accounted for approximately $4 million of the improvement. Gross margins for D&S declined to 27.2% compared with 28.2% a year ago. Product and geographic mix, as well as higher production costs in China due to challenges in meeting the rapid growth in demand,

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negatively impacted margins compared with last year. In addition, facility ramp up costs related to expansion projects continue to impact us.

In our BioMedical business, sales declined slightly to $49.4 million in the second quarter of 2012 compared with $49.9 million for the same quarter in 2011. A weak euro especially impacts our BioMedical business. BioMedical gross margin improved to 40.4% in the quarter compared to 38.8% for the same period in 2011. Restructuring costs in 2011 related to the shutdown of the Plainfield, Indiana facility negatively impacted margins in the prior year quarter by about 3%. Excluding restructuring costs from the prior year period, margins were somewhat lower in the second quarter of 2012 due to the weaker euro.

SG&A expenses for the quarter were $34.7 million, down $1.6 million from the same quarter a year ago. The decrease was associated with the $4.4 million favorable net earn-out adjustments related to prior acquisitions previously discussed. SG&A as a percentage of sales was 14.5% compared to 18.1% in the prior year quarter. Stripping out the earn-out adjustments, SG&A was 16.4% of sales in the current quarter, still lower than the prior four year’s quarter.

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Net interest expense in the quarter was $3.7 million. This includes $2.3 million of non-cash accretion expense associated with the company’s convertible notes. Therefore, cash interest expense was $1.4 million for the quarter compared to $4.3 million in the second quarter of 2011.

As you may have seen, we recently announced that the company has entered into a definitive agreement to acquire AirSep Corporation, a leading manufacturer of oxygen generation systems. We’ll pay $170 million in cash and assume up to $10 million of AirSep’s debt. We expect the transaction to close during the third quarter and it will be funded primarily from available U.S. cash. I’ll now turn the call over to Sam Thomas.

S. Thomas	Thank you Michael, and good morning everyone. We’re very pleased to announce another quarterly sales record. Despite economic uncertainty and persisting weakness in Europe, Chart continues to be a leader. Our success thus far confirms our ability to take advantage of the strong underlying, long-term demand for LNG equipment.

Our ability to capture significant orders earlier this year has provided us with a sizable backlog of work. This quarter marked an acceleration in our plans to ramp up capacity, hire and train additional employees. We

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are committed to executing on our current order backlog so that we have the opportunity to meet our customers’ expanding future needs.

For the second quarter of 2012, orders were $228 million, down nominally compared with first quarter 2012 adjusted orders of $230 million. As you recall, the first quarter included approximately $155 million from two significant orders for our E&C business, both of which are related to large-scale baseload LNG projects. Excluding the large contract awards, our base business has been very solid over the last several quarters.

Our E&C business continues to make great progress on large projects. We also saw strong LNG order intake once again in our D&S business, especially in Asia. We announced another plant expansion project during the quarter at our New Prague, Minnesota operation, which I will comment more on later. Finally, BioMedical orders rebounded in the second quarter from a particularly soft first quarter.

As Michael pointed out, we announced the AirSep acquisition last week. We’re very pleased to join with AirSep, a leader in oxygen generating systems for medical and industrial applications. We expect it will add $130 million in annual revenues and be accretive to earnings beginning this year after acquisition related costs. We will bring AirSep into our

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BioMedical segment. The company designs and manufactures stationary and portable oxygen concentrators for medical use, and its products are well-regarded for their quality and innovation.

Additionally, AirSep is a leader in onsite gas generation systems for industrial applications. These systems can produce up to 80 tons of oxygen per day and have a variety of applications. We are excited about this platform for onsite air separation gas generation.

The acquisition of AirSep provides Chart with a larger distribution network and a broader set of solutions for our customers globally. It represents an attractive and stable complement to our large and growing energy business.

We are excited to grow our respiratory and medical business and we’ll continue to invest resources to help diversify and provide stable cash generation, which will help to fuel our capacity growth plans in the LNG and energy space. Let me comment now on each of our business segments.

Within Energy & Chemicals, business continues to make good progress on large projects, with approximately $24 million of revenue recognized in

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the second quarter on these projects. E&C backlog is still near record highs at $424 million, and we expect conversion of these orders into sales to continue to accelerate through the end of the year and into 2013. New orders continue to be stable with an attractive pipeline of opportunity, including air cooled heat exchangers. The natural gas processing industry continues to demand our heat exchangers and systems, and we’re growing to meet our customers’ needs.

With respect to Distribution & Storage, LNG orders of approximately $39 million were about the same as first quarter, which were $40.8 million. Asia orders are up significantly for the first quarter with strong demand for LNG truck tanks and filling stations. Heavy duty truck fleets in Asia continue to switch to natural gas and we are seeing the demand for our equipment grow. In fact, this quarter marked a new order record for our D&S Asia business.

As a result of continued strength in our North American LNG order flow and prospects, during the quarter we announced our fourth major plant expansion. This includes expansion of large tank manufacturing at our New Prague, Minnesota operation, which is expected to be completed in mid-2013. We expect to invest up to $23 million to expand special tank manufacturing and tank repairs with the additional capacity utilized for

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LNG station tank production. We expect substantial and ongoing orders for 15,000 to 18,000 gallon tanks for LNG filling stations in both Asia and North America.

Our industrial gas business was stable this quarter, despite persisting weakness in Europe and a deceleration of GDP growth in the U.S. We have seen some weakness in our industrial packaged gas demand, but continue to pursue strategic niches to grow profitably, especially our MicroBulk and Engineered Systems products. Large manufacturing projects around the U.S. continue to progress. We believe that with the reduction in energy input costs due to the shift towards natural gas, U.S. manufacturers will continue to find export opportunities globally.

Our BioMedical business rebounded from a weak first quarter with orders growing 26%. The weak euro has impacted our BioMedical business in particular. BioMedical manufactures largely in the U.S., but sells approximately 45% of its product in Europe. With the continued currency volatility, the weaker euro has translated into lower sales and margins. We also continue to be impacted by the phase in of Medicare competitive bidding for biomedical respiratory products in the U.S., but we have seen continued strength in biological storage system sales.

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The AirSep acquisition will allow our BioMedical business to further broaden its range of respiratory products as AirSep is considered one of the industry leaders in both portable oxygen concentrators and stationary concentrators. AirSep, with a significant footprint in the U.S. and Asia, is less exposed to current European weakness. This business also will help offset the cyclicality of our energy business with above average margin opportunity. Michael will now provide you with our outlook for 2012.

M. Biehl	Thanks Sam.

As we expected, our sales and profits continue to grow to record levels. However, this growth doesn’t come without making appropriate capital and manpower investments. We’ll continue to accelerate our capacity expansions and we expect some higher than normal costs to persist through the remainder of 2012 as a result.

Based on our current backlog and order expectations, we are reaffirming our 2012 sales guidance in the range of $950 million to $1 billion. However, we’re tightening the previous range of our earnings guidance, primarily due to softening of activity in industrial gas and biomedical respiratory, particularly in Europe. Full year earnings per share for 2012 are now expected to be in the range of $2.60 to $2.80 per diluted share, on

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approximately 31 million weighted average shares outstanding. Our sales and earnings outlook does not reflect the pending acquisition of AirSep, but will be updated after we close this transaction. We still expect a full year effective tax rate in the 30% to 32% range.

I’d now like to open it up for questions. Maureen, please provide instructions to the participants to be able to ask questions.

Coordinator	The first question is from Jeff Spittel, Global Hunter Securities.

J. Spittel	I was wondering, I guess, if you could frame things with a little bit more color in terms of where you are today in terms of capacity utilization and how quickly things come online in E&C and D&S in terms of expansions here in the back half of the year.

S. Thomas	Sure. With respect to E&C, our physical plant additions currently are complete. We are considering going into 2013 expansion of our brazed aluminum heat exchanger capacity.

In terms of ramping up, we’ve made good progress in hiring and training welders and engineers to meet the current order backlog and near-term orders. And so, it’s a matter of effectively executing. That ramp up is

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accelerating for us. So, it looks fairly positive through the rest of the year and going into next year.

With respect to the expansions in Distribution & Storage for LNG equipment, again, other than the most recently announced capacity addition, the previous capacity additions are well in hand with physical plant completed and very much in the phase of the ramp up being involved with training new employees, particularly welders. That’s also progressing well and we expect to make accelerating progress through the rest of the year. So, that’s in good position and we expect to be able to bring lead times down going forward.

We do have spare capacity as I’ve mentioned earlier in Europe, which we’re utilizing to serve North American applications and the softness in biomedical liquid oxygen for respiratory therapy and our packaged gas is also giving us an opportunity to redeploy some of those assets and more particularly, skilled people to working on the parts of our business which are particularly strong at the moment.

J. Spittel

Switching over to the transportation-related opportunities as it pertains to LNG, it sounds like things are continuing to grow both in Asia and in the U.S. at a pretty robust clip. Can you give us a general order of magnitude

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on maybe not just for the back half of the year, but kind of long-term expectations in terms of how large can this opportunity grow from an orders standpoint over the next year or two in your opinion?

S. Thomas	Well, I’ve spent some time in China. In China, they’re moving into really the execution phase where our customers are saying we have lots of LNG available. We need to figure out ways to accelerate the pace of implementation. It’s not something that’s going to come in the future. It’s happening now. So, we’re seeing orders ramp up in line with our capacity coming up.

In terms of the size, the upside opportunity seems to continue to grow. The Chinese seem more committed than ever to utilizing LNG transportation to both address their growing energy need and also to address their significant air pollution issues. So, I think that what we see with China and with Asia is the opportunity remains, as we’ve said previously, but perhaps erring to the to the upside. It’s challenging to quantify that upside, but it’s less likely to be a 10% upside and more likely to be an order of magnitude upside over a five-six year period.

And then in terms of North America, I was concerned actually as I saw oil prices softening whether that would dampen enthusiasm, but what we’ve

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seen is that we’re seeing larger global players showing serious interest in building out LNG infrastructure and making more deals with existing fuel station operators. So, the plans are intact and seemingly robust for continued growth as we’ve indicated previously.

Coordinator	The next question is from Eric Stine, Craig-Hallum.

E. Stine	I’m just sticking to the expansions. I know that the cold box facility or capabilities there had been a bottleneck. You’ve addressed that. I mean is the heat exchanger, is that the area that you see as potentially being one as you get into ’13? And then, if you could just comment on your ability to handle quick turn business.

S. Thomas	Yes, we did see as a result of order intake in the first and second quarter our lead times for heat exchangers extend. We’re seeing continued order prospects in our backlog not just for LNG natural gas and petrochemical applications, but also increasing inquiries for some larger-scale air separation opportunities mostly outside the U.S., although some U.S.-based. So, that has us looking very closely at expansion of brazed aluminum capacity.

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With respect to the cold box capacity, we are heavily loaded there and we’ll continue to look at that based on the timing of large LNG projects. At the moment, we haven’t made any decisions to add further to physical plant, although we still have capability to expand our capacity by adding people.

E. Stine	Maybe just turning to the margins; first, in D&S, can you just provide a little color, just breakdown how much was mix, how much Europe and how much expansion related? I’m just trying to get at how we should think about that going forward here for the remainder of ’12.

M. Biehl	Well, Eric, in D&S, impact of the euro if you compare it to the prior quarter from a translation viewpoint, which doesn’t show up in the financials, was about $2.9 million lower in sales and about half a million dollars in profit related to the euro. So, the balance of that can be related to mix, but also ramp up, costs related to the ramp up and higher production costs in China too.

We had a similar impact for translation in BioMed, but more significant because it has, as we said, it’s manufactured in the U.S., but a lot of it is sold in Europe. So, there’s about $1.6 million reduction of sales compared to the prior year quarter and about $1.6 million hit to margins; so, lower

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margins showing up. That’s outside of the $1.8 million, which is really currency transaction costs. So, you combine the two, it equates to about $0.09 a share in the quarter.

E. Stine	Then within D&S, I mean provided the euro, that there’s some stability there in the exchange rate, expect a little bit of an uptick for the remainder of the year?

M. Biehl	Well, more on the LNG side. I mean we’re watching—as Sam pointed out, we’re watching the industrial gas side, especially on the packaged gas side, but we see an increasing opportunity really on the LNG side and perhaps higher margins, but they should still, as we go through the year, overall should still average, from a gross margin standpoint, in the high-20s.

E. Stine	Last one for me; just Airsep. I’m just curious what this acquisition does to your share for the concentrators and then just a little bit about the growth potential for the onsite air separation units. Thanks a lot.

S. Thomas

In terms of the acquisition of Airsep, we have a very minor position in concentrators currently, basically just the business we gain from the 12 to 16 pound portables that we acquired as a result from the SeQual

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acquisition. So, it moves us from being a non-entity in concentrators to being a significant player.

Most important for us, in the respiratory therapy market, there is a definite move away from liquid oxygen or a delivery mode where you have to deliver the liquid oxygen to non-delivery mode, which the concentrator has, and what that gives us is the capability to offer a full package to home healthcare providers or to individuals as they progress through various stages of the disease. And so, we think that gives us the capability to grow this business over time as a result of having that comprehensive package.

Forgive me; I got so wound up in that spot that I forgot the rest of your question.

E. Stine	Oh, it was just how you see the growth potential for the onsite air separation units.

S. Thomas

For onsite industrial applications, again, as transportation costs continue to go up and also as we have growth of industrial activity in previously undeveloped economies where you don’t have the ability to deliver oxygen either as high pressure, cylinders or liquid, onsite generation is very attractive. Again, it’s a relatively small segment of the total

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industrial gas business and it has tended to be a fairly fragmented business with suppliers both amongst the industrial gas producers directly and a number of relatively small companies distributed worldwide.

We think that the business has growth prospects above that of the industrial gas industry, perhaps 2X to the industrial gas industry growth and is well suited to Chart’s capabilities.

Coordinator	Our next question is from Rob Brown, Lake Street.

R. Brown	What are your thoughts on the Energy & Chemical business? The backlog is at its highest point ever or in recent history certainly. I wanted to get your view on how you see orders coming in going forward. What geographies do you see them coming in, and sort of what’s the timing of more large orders out there?

S. Thomas

I think that the most attractive prospects for Energy & Chemical currently are petrochemical applications, particularly in the U.S. and China and that’s for other ethylene plants or propylene plants, propylene de-hydrogenation plants, number one, and secondly, mid-scale and small-scale LNG cold boxes; again, China probably at the head of the list, U.S.

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second, but then the rest of the world following up because there are opportunities—rest of Asia, Africa and South America.

In terms of large orders, there are several baseload LNG prospects out there; most prominent among them, Cheniere for the U.S., but there are questions for those very large projects of what the project timing is and whether we have the capacity to meet the customers’ needs on that. So, I don’t expect Chart to be booking a large-scale baseload LNG project in the next six months.

R. Brown	Okay, good and it sounds like your capacity is starting to fill up. How do you sort of see the margin profile moving over the next few quarters? Is it in the low-30s or back to historical levels, or how should we expect that?

S. Thomas	I think that as you see industry capacity more fully utilized that you’ll see margins continue to improve. There will be ups and downs in that; we’ve ramped up our margins consistent with previous business cycles. One thing that’s absent in this business expansion for E&C compared to the last cycle in the 2005-2008 time frame is that you don’t have the rapid run up of aluminum and stainless steel prices that we saw in that. So, the upside potential compared to the last cycle may be a bit muted.

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Coordinator	The next question is from Chase Jacobson, William Blair.

C. Jacobson	I have a question on the guidance. So, when I look at the guidance, I guess to get to the midpoint, it assumes pretty robust margin expansion. The way I look at it it’s about 30% incremental operating margin in the second half compared to about 21%-22% in the first half. Other than just the pickup in volume, I mean can you give us any color on what some of the other drivers are there given the ongoing mixed headwinds as well as the higher SG&A? Are there any incentive fees or cost recoveries on E&C projects or any other acquisition earn-outs assumed there that we should know about?

S. Thomas	There are no assumptions of acquisition earn-outs or E&C project adjustments. I’m not saying that neither of those can happen, but the basis of our guidance going forward is that as we ramp our capability and go up the learning curve in terms of new employees becoming more capable in their jobs and us executing more effectively, we do expect margins to continue to improve.

In other words, we have swallowed a lot of new work and we ramped up facilities quickly in order to meet customer demands. Our operating efficiency has not been as good as we would like it to be and we’re very

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focused on executing that. The margin we have in backlog is also superior to what it has been. So, that’s the basis for that forecast.

C. Jacobson	My second question is a longer-term question as it relates to the competitive environment in some of the key markets. Obviously, Chart has a very strong position for natural gas vehicle equipment and for heat exchangers, but we have seen some of your larger competitors talk about either new product lines or expansions in some of the key markets that you compete in.

So, I know that these are new and that they’re not going to change your position in the near-term and change your order rates in the near-term, but when you start looking out into the middle of next year, how do you look at the competitive environment changing? Any color on that would be really helpful. Thanks.

S. Thomas

I think that we’d be naive not to be a bit paranoid because any time you have an attractive growth market, capable competitors are going to come in. Having said that, I still feel confident that as a company, Chart is very, very focused on these opportunities, that we have our very best people putting all of their efforts into not only meeting existing customer demand, but continuing to make product improvements so that we can maintain the

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strong position we’ve had. I remain very confident that we can continue to do that.

Coordinator	Our next question is from Greg McKinley, Dougherty.

G. McKinley	I’m wondering if you guys could talk a little bit about has any of the changes in the industrial gas market impacted your customers’ ability to accept your price increases there. I sense that other competitors were doing the same, so maybe that’s not an issue, but I wonder if you can just talk on that. And then, how should we expect margins to behave in D&S as that backlog starts working through the P&L later this year?

S. Thomas	The price increases have been minimal largely because of the stable pricing for the key commodities, particularly stainless steel. So, there hasn’t been enormous price pressure.

We’ve had an interesting first six months in the industrial gas business because in the first quarter, we had very strong and optimistic purchasing across the world in industrial gas, particularly in bulk tanks and packaged gas. In the second quarter, we saw a pullback, particularly in packaged gas, again, worldwide.

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I think that our view going forward is that there were some anomalies in both the first and second quarter and demand for packaged gas will be at sort of the average rate we had for the first six months. In other words, not quite the optimism we had in the first quarter, but not quite the pessimism we had in the second quarter.

In terms of bulk tanks, the demand has been relatively stable and relatively strong. I’d say that overall, the margin and backlog is likely better than it was a quarter ago for Distribution & Storage. Except for the fact that packaged gas tends to have slightly higher gross margins than bulk tanks, things should be stable or improving slightly.

G. McKinley	Then, if we look back at your LNG business within D&S, I think a year ago on a trailing 12-month basis, maybe LNG was sort of a mid-single digit percentage of your D&S segment sales. I don’t know if you can give us any update or quantify where that stands at today either in terms of revenues or backlog mix. I mean we know it’s a lot bigger, but I’m just curious how much bigger.

S. Thomas

I could give you a directionally correct number, but not precise because I don’t have it front of me, but I’d estimate that 2012 it would amount to something like 20% of sales and 35% of order intake. So, it’s a number

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that has grown significantly and we expect to continue to grow significantly.

G. McKinley	Great and then, as it relates to the Airsep acquisition—so, it sounds to me like you think the sort of onsite air separation market is a 2x grower relative to industrial gas. Is there also sort of synergy opportunities that you see beyond just the higher growth market there for Chart to take advantage of maybe in terms of your customer base? I’m just wondering was there something outside of just a higher growth market that you felt Chart could bring to the table to Airsep that it would not have otherwise had the opportunity to execute on.

S. Thomas	It broadens our product portfolio so that we can bring more solutions, whether it’s to our traditional industrial gas producer distributor base, or to growing end-use customers.

G. McKinley	Then just last question; cap ex, can you just refresh my memory on what your view is for that this year please?

M. Biehl

Right. We expect to be somewhere in the $50 million range for the year. That would be pretty aggressive  spending over the second half to get there. So, I’m not quite sure. So, it could be $40 million to $50 million,

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but that’s still where we’re estimating at because of the expansion projects that we have in process.

S. Thomas	It’s easy to say what we have approved. It’s difficult to forecast the actual cash flow.

Coordinator	The next question is from Jagadish Iyer, Piper Jaffray.

J. Iyer	A couple of questions, Sam and Michael. So first, on the BioMedical segment, you had a pretty nice pop in the second quarter. When you talk about weakness in Europe, do you see basically a precipitous drop in the order flow in the BioMedical segment in the second half versus the first half?

S. Thomas	No, we don’t. I think that we forecast through the year improving quarter intake, particularly in the third quarter. What we’re seeing is that—what we’re calling into question is how much growth we’ll have as opposed to saying it’s a precipitous drop.

J. Iyer	Okay. I was just thinking because you sell about 45% there. So, that was the thing. Was there any reason for a big uptick in your operating margins in the BioMed segment in the second quarter?

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S. Thomas	I’m not sure I understand.

J. Iyer	Yes, it goes up from 10.9% to 24.2%. Am I missing something here?

S. Thomas	Compared to first quarter?

J. Iyer	Yes, yes, the first quarter. I can call back and get clarification on, but I think the more important thing, Sam, you had talked about was the building of these tanks. You had talked about 15,000 to 18,000 gallons. So, I was just trying to find out what kind of capacity numbers should we be thinking about for the whole new factory now that it’s done? What kind of numbers are we going to think about? Is there some way of quantifying that please?

S. Thomas	Yes. First, going back to your previous question about the BioMed bump, I think that’s primarily the earn-out adjustment that Michael referenced.

In terms of total capacity, it effectively doubles our ability to make tanks in this 15,000 to 20,000 gallon size range and also gives us significantly improved capability. So, for our bulk tank business, in total, combined with the earlier capacity that we’ve put in for LNG, mobile equipment

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applications, it effectively at a minimum doubles our capacity and gives us the physical plant to grow it to roughly three times what it had been.

J. Iyer	Yes. The last question from my side is that you had a big tranche of orders in the first quarter on the LNG side. How should we think about it? Is there a digression period and then you could probably see the next set of potential orders coming up either later this year or possibly 2013? Any thoughts on that? Thank you.

S. Thomas	Well, within Distribution & Storage, the LNG transportation equipment has been a progressive growth story and we expect it to be a continued progressive growth story. With respect to Energy & Chemicals, with the large LNG baseload facility cold boxes, that is where we saw the $155 million of orders in the first quarter and I don’t expect us to receive orders for large baseload units in the remainder of this year or certainly for another six months.

At that time, we would have reasonable lead times and capacity to handle additional orders as we move out the time scale, but as you know, large baseload LNG projects are difficult to call on timing, but we expect there to be baseload projects going forward over the next five years and a significant number of them. We expect to be participants in those orders.

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J. Iyer	Yes, just a quick clarification, Sam. Thanks for that, but should we think about this order that you had on the E&C, around $58 million to $60 million, in that range, would be the base orders that we think that progressively that you will see on the second half? I’m just trying to see the minimum threshold orders for E&C.

S. Thomas	Yes. That’s a reasonable assumption.

Coordinator	Our next question is from Martin Malloy, Johnson.

M. Malloy	Could you talk a little bit about the pace of orders for your E&C equipment for the gas processing plants in North America and then also maybe an update in terms of your outlook for new orders for petrochemical in North America and the timing?

S. Thomas

Yes. The pace of orders for natural gas processing has continued at the rates seen in the fourth quarter and first quarter of this year. I frankly anticipated or I anticipate seeing them come down in the second half of the year simply based on the softening of natural gas liquids pricing, perhaps dampening the level of drilling activity. We have not seen that

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yet and our customers in natural gas processing have suggested to me that it’s a wrong assumption on my part. I guess we’ll see.

I’ve become more cautious that the natural gas processing market will see a hiatus in terms of orders for us either late fourth quarter or going into 2013. None of our customers have said that they think my assumption is correct. It’s simply a matter, I believe, that we’re going to need some completion of ethylene plant expansions or other ethane based chemical to drive demand.

In terms of petrochemical demand in North America, there are a number of announced ethylene expansion projects. I haven’t seen anything that would indicate that those companies that have made those announcements have any pullback from that. It seems to be—the economics seem to be attractive for continuing to expand U.S. petrochemical capacity, particularly for ethylene and propylene. We are also seeing a number of projects in the planning phases in China for propylene or for PDH plants.

M. Malloy	And the timing of potential awards in terms of the petrochemical plants fractionation capacity expansions, are those a next year event?

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S. Thomas	I think that there are opportunities this year as well, but the timing is difficult to tell.

Coordinator	The next question is from Bill Priebe, Geneva Cap Management.

B. Priebe	Real quick; I’ve been a little surprised by the pace of news items and commitments for the interstate trucking market, Clean Energy under Boone Pickens, as well as, I guess, Shell with Ranger and Pilot. Just give us your general thoughts of how you see this evolving, say, over the next four to six years.

S. Thomas	I think that it will continue to grow. As we attend industry conferences and speak to both the individuals you’ve mentioned or companies you’ve mentioned, as well as truck fleet operators, the level of interest shown by fleet operators in converting at least part of their fleet to natural gas from diesel continues to accelerate. The credibility is growing and as infrastructure builds out, I think it will lend greater credibility and a willingness for this growth to continue. We see that in our work with both the engine and truck OEs who are moving forward with programs to broaden the selection of both engines and trucks that are available for natural gas.

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So, I think what we have is a commitment by both large E&P companies who have the natural gas molecules to make the investment to put in the infrastructure. They’re moving forward with fuel station operators to have sufficient stations available to make this interstate transportation a reality. There seems to be good focus on rolling out that equipment on the highest density routes first. So, I see a very nice growth prospect, being more of a geometric growth as opposed to a linear growth over the next four to five years.

Coordinator	As there are no further questions, I will now turn the call back over to Sam Thomas for any concluding remarks.

S. Thomas	Thank you. Our strategy and business plan and our optimism for the future remain intact. We’ve set ambitious growth goals at Chart and remain confident and committed to achieving those objectives. The current softening of global economic activity and uncertainty does not change that strategy. It does reaffirm the need to serve our customers, focus on operational excellence, and be disciplined with a strong balance sheet. I’m confident that we’ve created a solid, but flexible platform that will continue to be strong and prosper throughout the business cycle. Thank you for participating on the call today.

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Coordinator	The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.